Exhibit 99.1

U.S. Producers of Polyester Textured Yarn File Trade Petitions against

Indonesia, Malaysia, Thailand, and Vietnam

WASHINGTON, November 2, 2020 /PRNewswire/ -- Last week, two major U.S. synthetic yarn producers – Unifi Manufacturing, Inc. (“Unifi”) and Nan Ya Plastics Corporation, America (“Nan Ya”) (collectively, “Petitioners”) – filed petitions alleging that dumped imports of polyester textured yarn from Indonesia, Malaysia, Thailand, and Vietnam are causing material injury to the domestic industry.  The purpose of these petitions is to establish conditions of fair competition in the U.S. market.  The petitioning domestic producers are asking the U.S. government to investigate the dumping and injury and to impose antidumping duties on the imports of polyester textured yarn from the subject countries.

The products affected by this case are made by Unifi at its production facility in Yadkinville, North Carolina, and by Nan Ya at its production facility in Lake City, South Carolina.

The petitions allege that producers in Indonesia, Malaysia, Thailand, and Vietnam are dumping polyester textured yarn in the U.S. market at sizeable margins:

Country	Dumping Margin Alleged
Indonesia	15.51 percent
Malaysia	75.13 percent
Thailand	56.80 percent
Vietnam	42.29 percent

The petitions were filed concurrently with the United States Department of Commerce (the “Commerce Department”) and the United States International Trade Commission (the “USITC”).

The filing is in response to surging volumes of unfairly-priced polyester textured yarn imports from Indonesia, Malaysia, Thailand, and Vietnam.  In January 2020, antidumping and countervailing duty orders were put in place on imports of polyester textured yarn from China and India.  Imports from Indonesia, Malaysia, Thailand, and Vietnam replaced the imports from China and India and surged into the U.S. market, causing further injury to U.S. producers.  Subject import volume increased from 23.8 million pounds in 2017 to 43.3 million pounds in 2019, or by approximately 81.7 percent over that three-year period.  Polyester textured yarn imports from the subject countries continued to rapidly enter the U.S. market in the first half of 2020.  The subject imports undersold the domestic industry, taking sales from and exerting considerable downward pricing pressure on U.S. producers.

"Unfortunately, unfairly traded imports from Indonesia, Malaysia, Thailand and Vietnam have surged into the U.S. market, replacing the imports from China and India, and causing further injury to the domestic industry," said Paul Rosenthal of Kelley Drye & Warren LLP, counsel to Petitioners, adding that they "hope this case will restore fair conditions to the U.S. market and save the jobs of American workers."

As a result of increasing volumes of low-priced imports, the domestic industry has suffered.  U.S. producers have experienced declining domestic production and shipment volumes and deteriorating financial performance as a result of the lost sales and price depression and suppression caused by the subject imports.

FACT SHEET

Antidumping duties: Antidumping duties are intended to offset the amount by which a product is sold at less than fair value, or “dumped,” in the United States.  The margin of dumping is calculated by the Commerce Department.  Estimated duties in the amount of the dumping are collected from importers at the time of importation.  The USITC, an independent agency, will determine whether the domestic industry is materially injured or threatened with material injury by reason of the unfairly traded imports.

Next steps: The Commerce Department will determine whether to initiate the antidumping duty investigations within 20 days of the filing of the petitions, and the USITC will reach a preliminary determination of material injury or threat of material injury within 45 days of the petition filing.  The entire investigative process will take approximately one year, with final determinations of dumping and injury likely occurring by the end of 2021.

Product descriptions: The product covered by the petitions is polyester textured yarn, which is synthetic multifilament yarn that is manufactured from polyester (polyethylene terephthalate).  Polyester textured yarn goes through a texturing process, which imparts special properties to the filaments of the yarn, including stretch, bulk, strength, moisture absorption, insulation, and the appearance of a natural fiber.  The petitions include all forms of polyester textured yarn, regardless of surface texture or appearance, yarn density and thickness (as measured in denier), number of filaments, finish (luster), cross section, color, or texturing method, and whether packed on spindles, tubes, or beams.

Petitioning companies: The petitioning companies are Unifi Manufacturing, Inc. and Nan Ya Plastics Corporation, America, represented by Kelley Drye & Warren LLP.

SOURCE Kelley Drye & Warren LLP

Related Links

https://www.kelleydrye.com/